Exhibit 23 (a)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
BANK ONE CORPORATION

We consent to the incorporation by reference in the registration statements listed below of BANK ONE CORPORATION of our report dated January 15, 2002, relating to the consolidated balance sheet of BANK ONE CORPORATION and subsidiaries as of December 31, 2001 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the 2001 Annual Report to Stockholders which is included in BANK ONE CORPORATION’S 2001 Form 10-K. The consolidated balance sheet of BANK ONE CORPORATION and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2000 were audited by other auditors whose report thereon dated January 17, 2001, expressed an unqualified opinion on those statements.

Registration Statements of BANK ONE CORPORATION on Form S-8:

Registration Number	Registration Number	Registration Number	Registration Number
33-03470	33-46189	33-58923	333-52503
33-14475	33-53752	333-00445	333-63837
33-10822	33-55172	333-26929	333-32053
33-18277	33-55174	333-27631	333-60313
33-27849	33-54100	333-28281	333-93905
33-34294	33-61760	333-29395	333-60338
33-37400	33-61758	333-30419	333-60332
33-20890	33-60424	333-30421	333-60334
33-20990	33-50117	333-30425	333-60336
33-40041	33-55149	333-30429
33-45473	33-55315	333-56739

Registration Statements of BANK ONE CORPORATION on Form S-3:

Registration Number	Registration Number	Registration Number
333-38387	333-80903	333-47022
333-72791	333-38756	333-70940
333-65451	333-45598

/s/     KPMG LLP

Chicago, Illinois
March 4, 2002